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                      [MORRISON & FOERSTER LLP LETTERHEAD]

                                                                     EXHIBIT 8.1

                                OCTOBER 28, 1996

Nellcor Puritan Bennett Incorporated
4280 Hacienda Drive
Pleasanton, California 94588

     Re: Proxy Statement of Aequitron Medical, Inc. and Prospectus of Nellcor
         Puritan Bennett Incorporated

Ladies and Gentlemen:

     We have acted as counsel to Nellcor Puritan Bennett Incorporated ("NPB") in connection with the Registration Statement on Form S-4 (the "Registration Statement") of NPB which includes the Proxy Statement of Aequitron Medical, Inc. ("Aequitron") and Prospectus of NPB (the "Proxy Statement/Prospectus"). Unless otherwise indicated, any defined terms used herein shall have the meanings ascribed to them in the Proxy Statement/Prospectus. In rendering this opinion, we have relied upon letters delivered to Morrison & Foerster LLP by NPB, Aequitron and affiliates of NPB containing certain representations relevant to this opinion. We hereby confirm that the discussion under the caption "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus expresses our opinion as to the material federal income tax consequences to NPB, Aequitron and the Aequitron shareholders with respect to the Merger, as long as the Merger is effected in accordance with the terms of an agreement, as amended, dated as of September 9, 1996, by and between NPB and Aequitron.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus. In providing this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        Morrison & Foerster LLP